SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION
FILED PURSUANT TO SECTION 8(a) OF THE
INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

_______________________________

Name: The Aegis Funds

Address of Principal Business Office:

1100 North Glebe Road, Suite 1040
Arlington, Virginia 22201

Telephone Number: (703) 528-7788

Name and address of agent for service of process:

The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801

Copies to:

Patrick W.D. Turley, Esq.
Dechert LLP
1775 I Street, N.W.
Washington, D.C. 200065

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [X] NO [ ]

_______________________________

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Arlington in the State of Virginia on the 11th day of July, 2003.

THE AEGIS FUNDS

By: /s/ William S. Berno
William S. Berno
President

Attest:     /s/ Paul Gambal
                Paul Gambal
                Secretary